EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

TO

FOURTH AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

OF

ACCESS INTEGRATED TECHNOLOGIES, INC.

The undersigned, being the President of Access Integrated Technologies, Inc., a Delaware corporation (the “Corporation”), pursuant to Section 242 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), does hereby certify as follows:

1.
Pursuant to a unanimous written consent of the Board of Directors of the Corporation (the “Board”), the Board adopted resolutions (the “Amending Resolutions”) to amend the Corporation’s Fourth Amended and Restated Certificate of Incorporation of the Corporation, as filed with the Delaware Secretary of State on November 14, 2003;

2.
Pursuant to a majority vote of the Corporation’s Shareholders in accordance with Section 242 of the DGCL, the holders of the Corporation’s outstanding capital stock voted in favor of the Amending Resolutions; and

3.	The Amending Resolutions were duly adopted in accordance with Section 242 of the DGCL.

NOW, THEREFORE, to effect the Amending Resolutions, Article Fourth of the Certificate of Incorporation shall be deleted in its entirety and replaced as follows:

“FOURTH:   Capitalization:  The total number of shares of capital stock that the Corporation shall have authority to issue is Ninety-Five Million (95,000,000) shares as follows:  (i) Eighty Million (80,000,000) shares of common stock, of which Sixty-Five Million (65,000,000) shares shall be Class A Common Stock, par value $.001 per share (the “Class A Common Stock”), and Fifteen Million (15,000,000) shares shall be Class B Common Stock, par value $.001 per share (the “Class B Common Stock”); and (ii) Fifteen Million (15,000,000) shares of preferred stock, par value $.001 per share (the “Preferred Stock”), of which the Board of Directors shall have the authority by resolution or resolutions to fix all of the powers, preferences and rights, and the qualifications, limitations and restrictions of the Preferred Stock permitted by the Delaware General Corporation Law and to divide the Preferred Stock into one or more class and/or classes and designate all of the powers, preferences and rights, and the qualifications, limitations and restrictions of each class permitted by the Delaware General Corporation Law.

Except as otherwise provided by law or this Fourth Amended and Restated Certificate of Incorporation, as amended from time to time (this “Certificate of Incorporation”), the holders of the Class A Common Stock and the Class B Common Stock, shall have all the same rights and privileges as Common Stock, except that the holders of Class A Common Stock and the Class B Common Stock shall be entitled to vote on all matters to be voted on by the stockholders of the Corporation on the following basis:  (i) each share of the Class A Common Stock shall entitle the holder thereof to one vote, and (ii) each share of Class B Common Stock shall entitle the holder thereof to ten votes.

Each share of Class B Common Stock may also be converted, at any time at the option of the holder thereof, into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (subject to adjustment to reflect stock splits, consolidations, recapitalizations and reorganizations).  Each holder of Class B Common Stock that desires to convert its shares of Class B Common Stock, into shares of Class A Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Class B Common Stock and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted.  Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock be converted, and the person or entity entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date.

At the option of the holders of fifty-one (51%) percent of the shares of outstanding Class B Common Stock, voting as a class, each share of Class B Common Stock shall be converted (the “Class B Conversion”) into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock (subject to adjustment to reflect stock splits, stock dividends, consolidations, recaptializations, reorganizations or other like occurrences).  All holders of record of shares of Class B Common Stock, then outstanding shall be given at least ten (10) days’ prior written notice of the date fixed (the “Conversion Date”) and place designated by the Corporation for mandatory conversion of all such shares of Class B

Common Stock, pursuant to this paragraph.  Such notice shall be sent by first-class or registered mail, postage prepaid, to each record holder of Class B Common Stock, at such holder’s address last shown on the records of the Corporation or of any transfer agent for the Class B Common Stock.  Each holder of Class B Common Stock shall surrender the certificate or certificates, duly endorsed, at the office of the Corporation or any transfer agent for the Class B Common Stock by the Conversion Date.  Thereupon the Corporation shall promptly issue and deliver to such holder a certificate or certificates for the number of shares of Class A Common Stock to which such holder is entitled, together with a cash adjustment of any fraction of a share as hereinafter provided.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, and the person or entity entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock on such date; provided, however, that if such certificate or certificates are not surrendered by such holder by the Conversion Date, such conversion shall be deemed to have been made on the Conversion Date and such holder thereafter shall be deemed to have a right to receive only such number of shares of Class A Common Stock into which such holder’s shares of Class B Common Stock shall be converted in accordance herewith.

Upon the effectiveness (the “Effective Date”) of the Certificate of Amendment filed by the Corporation on September 18, 2003, each five (5) shares of Class A and B Common Stock issued and outstanding on the Effective Date (the “Old Common Stock”) shall be converted into one (1) share of Class A and B Common Stock, respectively (the “New Common Stock”), subject to the treatment of fractional share interests as described below.  A holder of such five (5) shares shall be entitled to receive, upon surrender of a stock certificate or stock certificates representing such Old Common Stock (the “Old Certificates,” whether one or more) to the Corporation for cancellation, a certificate of certificates (the “New Certificates,” whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof.  No certificates representing fractional share interests in New Common Stock will be issued, and no such fractional share interest will entitle the holder thereof to vote, or to any rights of a stockholder of the Corporation.  In lieu of such fractional shares, each holder of Class Old Common Stock who or that would otherwise have been entitled to a fraction of a share of such common stock upon surrender of such holder’s Old Certificates will be entitled to receive one sole share of such common stock.  If more than one Old Certificate shall be surrendered at one time for the account of the same stockholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered.  In the event that the Corporation determines that a holder of Old Certificates has not tendered all his or her certificates for exchange, the Corporation shall carry forward any fractional share until all certificates of that holder have been presented for exchange such that any stockholder will not be entitled to receive more than one share of New Common Stock in lieu of fractional shares.  If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and registered in such name or names as such holder may direct, subject to compliance with applicable laws and the Third Amended and Restated Stockholders’ Agreement, as amended, supplemented, restated or otherwise modified from time to time, among the Corporation and certain of its stockholders to the extent such designation shall involve a transfer, and the person or persons requesting such exchange shall affix any requisite stock transfer tax stamps to the Old Certificates surrendered, or provide funds for their purchase, or establish to the satisfaction of the Corporation that such taxes are not payable.  From and after the Effective Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified, until thereafter reduced or increased in accordance with applicable law.

Except as specifically set forth herein, the Certificate of Incorporation shall not be amended, modified or otherwise altered by this Certificate of Amendment.

*  *  *

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused this Amendment to the Certificate of Incorporation of Access Integrated Technologies, Inc. to be signed by A. Dale Mayo, its President, Chief Executive Officer and Chairman of the Board of Directors, this 4th day of September, 2008, who acknowledges that the foregoing is the act and deed of the Corporation and that the facts stated herein are true.

By:	/s/ A. Dale Mayo
Name:	A. Dale Mayo
Title:	President, Chief Executive Officer and Chairman of the Board of Directors